Exhibit 5.2

Vinsons & Elkins

May 1, 2007

Huntsman International LLC
500 Huntsman Way
Salt Lake City, Utah 84108

Re: Registration Statement on Form S-4 (File No. 333-142207)

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4, file no. 333-142207 (the "Registration Statement") filed by Huntsman International LLC, a Delaware limited liability company (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Company (the "Exchange Offer") of $347,000,000 aggregate principal amount of its 7.875% Senior Subordinated Notes due 2014 (the "2014 Notes"), $175,000,000 aggregate principal amount of its 7.375% Senior Subordinated Notes due 2015 (the "2015 Dollar Notes") and €135,000,000 aggregate principal amount of its 7.5% Senior Subordinated Notes due 2015 (the "2015 Euro Notes" and together with the 2014 Notes and 2015 Dollar Notes, the "Initial Notes") for new series of notes bearing substantially identical terms and in like principal amount as each of the 2014 Notes, 2015 Dollar Notes and the 2015 Euro Notes, respectively (the "Exchange Notes"), and (ii) the related guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Guarantors") of the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes." The 2014 Notes were issued, and the related Exchange Notes will be issued, under an Indenture dated as of November 13, 2006 among the Company, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (the "2006 Indenture"). The 2015 Dollar Notes and 2015 Euro Notes were issued, and the related Exchange Notes will be issued, under an Indenture dated as of December 17, 2004 among the Company, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (the "2004 Indenture"), as supplemented by the Supplemental Indenture dated as of August 16, 2005 among the Company, the Guarantors and Wells Fargo Bank, N.A., as Trustee (the "Supplemental Indenture"). We have acted as special counsel for (i) Huntsman Ethyleaneamines Ltd., a Texas limited partnership, Huntsman Fuels, L.P., a Texas limited partnership, Huntsman International Fuels, L.P., a Texas limited partnership, and Huntsman Propylene Oxide Ltd., a Texas limited partnership (together, the "Texas Designated Guarantors"), (ii) Huntsman International Services Corp., a Texas corporation ("Huntsman Services"), and (iii) Tioxide Group, an unlimited company incorporated in England (the "English Designated Guarantor" and, together with the Texas Designated Guarantors and Huntsman Services, the "Designated Guarantors").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the 2004 Indenture, (iii) the 2006 Indenture, (iv) the Supplemental Indenture (v) the Guarantee and (vi) such other corporate records, certificates, statutes and other instruments and documents as we have considered necessary or appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have further assumed that the Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.

        Based on the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1.     Each of the Texas Designated Guarantors is validly existing as a limited partnership under the laws of the State of Texas.

        2.     Huntsman Services is validly existing as a corporation under the laws of the State of Texas.

        3.     The English Designated Guarantor is validly existing as an unlimited company under the laws of England.

        4.     Each of the 2014 Indenture, 2015 Indenture and the Guarantees have been duly authorized, executed and delivered by each of the Designated Guarantors.

        5.     Each of the Texas Designated Guarantors has the limited partnership power and authority to perform its obligations under each of the 2014 Indenture, 2015 Indenture and the Guarantees.

        6.     Huntsman Services has the corporate power and authority to perform its obligations under each of the 2014 Indenture, 2015 Indenture and the Guarantees.

        7.     The English Designated Guarantor has the company power and authority to perform its respective obligations under each of the 2014 Indenture, 2015 Indenture and the Guarantees.

        We are members of the bar of the State of Texas and English solicitors practicing in accordance with the Solicitors' Act 1974. The opinions expressed herein are limited exclusively to the laws of the State of Texas (in respect of the Texas Designated Guarantors and Huntsman Services) and English law (in respect of the English Designated Guarantor), and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to the Company and in connection with the rendering of its opinion to the Company dated the date hereof as fully as if this opinion were addressed to it.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.